EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 33-42834, No. 33-90930, No. 333-60565, No. 333-75575, No. 33-90191, No. 333-47888, No. 333-97573, No. 333-107923, No. 333-126612 and No. 333-150116) on Form S-8 and in the registration statement (No. 333-156873) on Form S-3 of Zoom Technologies, Inc. of our report dated March 11, 2009, relating to the consolidated balance sheets of Zoom Technologies, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended, and the related consolidated financial statement schedule, which report appears in the December 31, 2008 annual report on Form 10-K of Zoom Technologies, Inc.

/s/ UHY LLP

Boston, Massachusetts

March 11, 2009